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                                                                    EXHIBIT 21.1

               SUBSIDIARIES OF PLAINS ALL AMERICAN PIPELINE, L.P.

Entity                                   Jurisdiction of Organization
------                                   ----------------------------
PAA Finance Corp.                                  Delaware

Plains Marketing, L.P.                             Delaware

All American Pipeline, L.P.                        Delaware

Plains Marketing GP Inc.                           Delaware

Plains Marketing Canada LLC                        Delaware

Plains Marketing Canada, L.P.                       Canada

PMC (Nova Scotia) Company                        Nova Scotia

Basin Holdings GP LLC                              Delaware

Basin Pipeline Holdings, L.P.                      Delaware

Rancho Holdings GP LLC                             Delaware

Rancho Pipeline Holdings, L.P.                     Delaware

3794865 Canada Ltd.                                 Canada